Allstate Life Insurance Company of New York
                  Allstate Life of New York Separate Account A

                        Supplement, dated April 11, 2005,
                                       to
                       the Prospectus, dated May 1, 2004,
                    for the Custom Portfolio Variable Annuity


This supplement amends the May 1, 2004 prospectus for the Custom Portfolio Variable Annuity, offered by Allstate Life Insurance Company of New York. Please keep this supplement for future reference together with your prospectus.

Effective April 11, 2005, the following Portfolio changes have occurred:

o Wells Fargo VT Asset Allocation Fund has been renamed Wells Fargo Advantage Asset Allocation Fund. The investment objective for this Portfolio has not changed.

o Wells Fargo VT Equity Income Fund has been renamed Wells Fargo Advantage Equity Income Fund. The investment objective for this Portfolio has not changed.

o Wells Fargo VT Growth Fund has been renamed Wells Fargo Advantage Large Company Core Fund. The investment objective for this Portfolio has changed as described below.

The prospectus is revised as follows:

o References to Wells Fargo VT Asset Allocation Fund and Wells Fargo VT Asset Allocation Sub-Account are deleted and replaced with Wells Fargo Advantage Asset Allocation Fund and Wells Fargo Advantage Asset Allocation Sub-Account, respectively.

o References to Wells Fargo VT Equity Income Fund and Wells Fargo VT Equity Income Sub-Account are deleted and replaced with Wells Fargo Advantage Equity Income Fund and Wells Fargo Advantage Equity Income Sub-Account, respectively.

o References to Wells Fargo VT Growth Fund and Wells Fargo VT Growth Sub-Account are deleted and replaced with Wells Fargo Advantage Large Company Core Fund and Wells Fargo Advantage Large Company Core Sub-Account, respectively.

o Description of the investment objective for Wells Fargo VT Growth Fund as "Long-term capital appreciation" is deleted and replaced with "Total return comprised of long-term capital appreciation and current income."

o References, if any, to Wells Capital Management Incorporated as a sub-advisor to Wells Fargo Funds Management, LLC, are deleted and replaced with Matrix Asset Advisors, Inc.

Please retain this supplement together with your prospectus for future reference.